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                                                                    Exhibit 12.1

                 FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)

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
                          First Quarter                   Fiscal Year
                         ----------------  ---------------------------------------------
                          2001     2000      2000     1999      1998     1997     1996
                         -------  -------  --------  -------  --------  -------  -------
Income (loss) from
 operations............. $(2,394) $(2,728) $(14,774) $(8,552) $(12,999) $(1,411) $ 1,420
Add:
  Fixed charges.........   3,181    3,275    14,361   14,489    14,726   15,258   17,540
                         -------  -------  --------  -------  --------  -------  -------
Adjusted earnings....... $   787  $   547  $   (413) $ 5,937  $  1,727  $13,847  $18,960
                         =======  =======  ========  =======  ========  =======  =======
Fixed charges:
  Interest on
   indebtedness and
   amortization of
   deferred financing
   costs................ $ 2,919  $ 3,104  $ 13,238  $13,528  $ 13,792  $14,335  $16,645
  Portion of rents
   representative of
   interest factor......     262      171     1,123      961       934      923      895
                         -------  -------  --------  -------  --------  -------  -------
    Total fixed
     charges............ $ 3,181  $ 3,275  $ 14,361  $14,489  $ 14,726  $15,258  $17,540
                         =======  =======  ========  =======  ========  =======  =======
  Ratio of earnings to
   fixed charges........     --       --        --       --        --       --      1.1x
  Deficiency of earnings
   to fixed charges..... $ 2,394  $ 2,728  $ 14,774  $ 8,552  $ 12,999  $ 1,411      --
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